Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 29, 2009

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD NET INCOME

PRYOR, OKLAHOMA (April 29, 2009) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended March 31, 2009 of $2.8 million, or $0.42 per diluted share, the third consecutive quarterly record, compared with $611,000, or $0.09 per diluted share, in the same period in 2008. Net sales for the first quarter of 2009 were $23.6 million, an increase of 17% over the $20.3 million reported for the same quarter of 2008.

Net sales of converted product in the first quarter of 2009 were $21.0 million, an increase of 23% compared to the $17.1 million of net sales in the same period in 2008, while net sales of parent rolls decreased $600,000, or 18% to $2.6 million compared to $3.2 million in the same quarter of 2008. The increase in converted product net sales was primarily the result of a 23% increase in the net selling price per ton which was slightly offset by a 1% decrease in tonnage shipped. Product content changes completed during 2008 were the primary reason for the lower tonnage shipped. Parent roll revenues decreased primarily due to a 14% decrease in tonnage shipped and a 4% decrease in the selling price per ton. The decrease in parent roll sales is primarily due to a softened parent roll market.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $5.4 million for the quarter ended March 31, 2009, the third consecutive quarterly record, and represented an increase of $3.3 million, or 163%, compared to the $2.1 million of EBITDA in the quarter ended March 31, 2008. As a percentage of net sales, EBITDA was 22.9% in the 2009 quarter compared with 10.2% in the 2008 quarter.

Gross profit in the quarter ended March 31, 2009, increased $3.7 million, or 139%, to $6.4 million compared to $2.7 million in the same quarter last year. Gross profit as a percentage of net sales in the 2009 quarter was 27.2% compared to 13.2% in the 2008 quarter. The primary reasons for the increase in gross profit as a percentage of net sales are the higher selling prices for converted products and the lower cost of wastepaper. In addition, improved productivity in the converting operation resulted in a 16% increase in cases shipped in the 2009 period compared to the same period in 2008, which basically offset the effects of product content changes on the amount of tonnage shipped.

Paper production costs decreased approximately 16% in the three months ended March 31, 2009, compared to the same period in 2008, primarily due to a 30% decrease in the cost of wastepaper, resulting in an approximately $1.4 million increase in gross profit. Lower natural gas prices and lower direct labor charges in converting were largely offset by higher converting overhead costs. Converting overhead costs increased in the 2009 quarter over the 2008 quarter primarily due to increased maintenance and repair costs and the cost of outside warehousing.

Selling, general and administrative expenses in the three months ended March 31, 2009, increased $400,000, or 32%, to $1.8 million compared to $1.4 million in the prior year quarter. Higher accruals under the Company’s incentive bonus program, higher sales commission expense due to increased sales levels, increased packaging-related selling costs, higher legal and professional fees and costs associated with additions to the senior management team were the major reasons for the increase. As a percentage of net sales, selling, general and administrative expenses increased to 7.7% in the first quarter of 2009 compared to 6.8% in the same quarter of 2008.

Interest expense decreased $252,000 to $159,000 in the quarter ended March 31, 2009, compared to $411,000 in the quarter ended March 31, 2008. Lower LIBOR interest rates and lower margins over LIBOR, reflecting improved financial performance, were the primary reasons for the decrease in interest expense.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased with our results for the first quarter of 2009, as we achieved a third consecutive record net earnings and EBITDA levels in a quarter which is typically softer than the rest of the year. In addition to our converting operation producing a record number of cases this quarter, production and shipments of converted product increased approximately 15% and 16%, respectively, over the first quarter of 2008. As you can see by our record shipments, the at-home tissue market for our customers remains strong.”

Mr. Snyder continued, “We are pleased with the continued strengthening of our balance sheet and cash flow from operations. During the quarter, we reduced our net debt (funded debt less cash) by $3.7 million, from $24.0 million at December 31, 2008 to $20.3 million at March 31, 2009. In addition, we have reduced our funded debt-to-EBITDA ratio as defined in our credit agreements, from 1.85:1 as of the end of 2008 to 1.41:1 at the end of the first quarter of 2009. This improvement in our financial condition may be especially important if we determine the need to expand our current warehouse which would require funding.”

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 12, 2009.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Conference Call/Webcast

Orchids Paper Products Company will conduct its first quarter financial results conference call beginning at 11:00 a.m. (ET) on Thursday, April 30th. All interested parties may participate in the teleconference by calling (888) 419 5570 and providing passcode 517 902 12. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in 15 minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet and statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) net debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of net debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled wastepaper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31,
	2009	2008
Converted Product Net Sales	$21,057	$17,117
Parent Roll Net Sales	2,583	3,158
Net Sales	23,640	20,275
Cost of Sales	17,208	17,586
Gross Profit	6,432	2,689
Selling, General and Administrative Expenses	1,830	1,385
Operating Income	4,602	1,304
Interest Expense	159	411
Other Income, net	(3)	(1)
Income Before Income Taxes	4,446	894
Provision for Income Taxes	1,649	283
Net Income	$2,797	$611

Net income per share:
Basic	$0.44	$0.10
Diluted	$0.42	$0.09

EBITDA Reconciliation:
Net Income	$2,797	$611
Plus: Interest Expense	159	411
Plus: Income Tax Expense	1,649	283
Plus: Depreciation	804	754
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$5,409	$2,059

Operating Data:
Total Tons Shipped	12,429	12,962
Net Selling Price per Ton	$1,902	$1,564
Total Paper Cost per Ton Consumed	$687	$818
Total Paper Cost	$8,539	$10,604

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,721	$(315)
Investing Activities	$(1,290)	$(359)
Financing Activities	$(1,890)	$674

	As of
	March 31,	December 31,
Balance Sheet Data:	2009	2008
Cash	$1,552	$11
Working Capital	$4,717	$3,453
Net Property, Plant and Equipment	$61,144	$60,659
Total Assets	$76,778	$74,482
Total Debt	$21,889	$24,065
Total Stockholders' Equity	$36,726	$33,562

	As of
	March 31,	December 31,
Net Debt Reconciliation:	2009	2008
Current Portion Long Term Debt	$3,138	$2,998
Long Term Debt	18,751	21,067
Total Debt	$21,889	$24,065
Less Cash	(1,552)	(11)
Net Debt	$20,337	$24,054